Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
The Madison Square Garden Company:

We consent to the incorporation by reference in the registration statement (No. 333-207183) on Form S-8 of The Madison Square Garden Company of our report dated August 19, 2016, with respect to the consolidated balance sheet of The Madison Square Garden Company as of June 30, 2016 and the combined balance sheet of The Madison Square Garden Company (a combination of the sports and entertainment businesses and certain other assets) as of June 30, 2015 and the related consolidated statements of operations, comprehensive income (loss), cash flows, and stockholders’ equity for the year ended June 30, 2016 and the combined statements of operations, comprehensive income (loss), cash flows, and stockholders’ equity for each of the years in the two-year period ended June 30, 2015, and the related consolidated and combined financial statement schedule, which report appears in the June 30, 2016 annual report on Form 10-K of The Madison Square Garden Company.

/s/ KPMG LLP

New York, New York
August 19, 2016